EXHIBIT 16.1

July 29, 2011

Securities and Exchange Commission
Office of the Chief Accountant
100 F Street, N.E.
Washington, DC 20549

RE: Shearson American REIT

Ladies and Gentlemen:

We have read the statements included under Item 4.01 in the Form 8-K dated July 18, 2011, of Shearson American REIT (the “Company”) to be filed with the Securities Exchange Commission and we agree with such statements insofar as they relate to our firm.

Sincerely, /s/ Semple Marchal & Cooper LLP